Exhibit 23.1

Independent Auditors' Consent

We consent to the incorporation by reference in this Registration Statement of Clinical Data, Inc. (the "Company") (formerly Novitron International, Inc.) on Form S-3, of our report dated June 13, 2003 (except for Note 10, as to which the date is November 11, 2003), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the reclassification of previously reported segment information) appearing in the Current Report on Form 8-K of the Company dated December 12, 2003, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

December 17, 2003